Exhibit 10.10

Form of CCTV Media Resource Purchase Agreement

By and between

Party A:	Mass Media & Universal International Advertising Co., Ltd.

	Registered address:	Suite 1014B, Main Building of Tian’an Cyber Times Tower Chegongmiao Road, Futian District, Shenzhen

	Legal representative:	Zhang Kun

Party B:	Advertising Department, CCTV

	Address:	11 Fuxing Road, Beijing, China

	Representative:	Xia Hongbo

(each a “Party”, and collectively the “Parties”)

In accordance with the Contract Law of the People’s Republic of China, the Advertising Law of the People’s Republic of China (“PRC” or “China”) and relevant PRC regulations, subject to Party A’s compliance with CCTV Regulations on Advertising Agency for Advertising Time Slots on CCTV, CCTV Regulations on Administration over Contracting of Advertising Time Slots on CCTV Channels or Programs, CCTV Regulations on Administration over CCTV Advertisement Review and Broadcast, and other regulations and requirements of Party B, Party A and Party B, after having reached mutual understanding through negotiations, concluded this CCTV Media Resource Purchase Agreement (this “Agreement”) on the principle of fairness, justice, honesty and good faith.

The Parties hereby confirm that Mass Media & Universal International Advertising Co., Ltd. has secured the exclusive advertising rights with respect to the media resource in                      on CCTV network. Party A and Party B reached an agreement as follows with respect to such contracted advertising rights:

Article 1 Contracted Media Resource

1.1	Party B hereby contracts to Party A advertising rights with respect to the media resource in advertising packages consisting of various -minute time slots/day on CCTV network. The broadcast schedule of such advertising package is as set forth below, subject to changes in the course of the actual broadcast:

Channel	Broadcast Schedule
	Mon	Tue	Wed	Thurs	Fri	Sat	Sun
CCTV-#

CCTV-#

1.2	The advertising rights contracted to Party A hereunder shall be limited to regular advertising for the subject programs and not cover any special advertising such as title sponsoring and program sponsoring. Where Party A intends to book time slots on the contracted media resource for conducting special advertising, it shall submit separate applications and pay additional fees.

1.3	The packaged media resource obtained by Party A hereunder may not be repackaged for reselling. Advertisements to be broadcast for each of the time slots contracted to Party A shall be the same hereunder.

1.4	Where Party A needs to broadcast any unscheduled short-term special program containing any advertising elements in the relevant channel for any particular reason, Party B shall render necessary assistance to Party A.

Article 2 Contracting Term

2.1	The term of the advertising rights contracted to Party A hereunder shall commence from and expire on . Upon Party A’s payment of the deposit for the advertising rights contracting fees, Party B may issue a letter of authorization with respect to the advertising rights granted hereunder.

Article 3 Rates of Advertising Fees

3.1	Advertising Fees

With respect to the advertisements broadcast on the packaged media resource contracted to Party A hereunder (subject to the condition that the advertisements to be broadcast during each of the time slots are the same (a same advertisement, even if broadcast for more than once, shall be deemed as one piece of advertisement)), the advertising fees shall be paid on a monthly basis on the basis of the actual length of broadcast time and the rates set forth in the following table, and             % of the advertising fees shall be paid by Party B to Party A as agency fees.

5 seconds	10 seconds	15 seconds	20 seconds	25 seconds	30 seconds	45 seconds	60 seconds
RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

3.2	The rate of the advertising fees for the year shall be determined by Party B.

Article 4 Payment Terms

4.1	Within seven days as from the execution of this Agreement, Party A shall pay Party B RMB as a deposit for the contracting fees payable by Party A for its contracting of the packaged media resource. In case of any termination of this Agreement, the deposit may be set off against the advertising fees for the last month.

4.2	Within the actual contracting term, Party A shall pay the contracting fees for each quarter ten days prior to the beginning of such quarter. In case any contracting fees are overdue for more than ten days, Party B shall have the right to revoke the advertising rights contracted to Party A hereunder and not return any deposit.

4.3	Any payment between the Parties shall be settled in RMB and the actual financial standards to be adopted for such settlement shall be based on CCTV financial management policies. Party A shall have the obligation to accept any financial inquiry from Party B where Party B has any doubt about the financial matters.

4.4	Within the contracting term, Party A shall have the right to adjust its advertising sales strategy on the basis of the actual operational status of the advertising on the relevant channels. In case of any adjustment to the broadcast schedule or broadcast frequency of any program on any CCTV channel, Party B shall have the right to adjust the rates of the advertising fees for such program accordingly. Party A shall settle the payment due to Party B on the basis of the adjusted rates as from the date of adjustment.

Article 5 Advertisement Review and Broadcast

5.1	Party A shall conduct the advertisement review and broadcast in accordance with CCTV Regulations on Administration over CCTV Advertisement Review and Broadcast, and CCTV Regulations on Administration over Contracting of Advertising Time Slots on CCTV Channels or Programs. Videotapes of advertisements for broadcast and relevant applications shall be submitted to Party B for review seven days in advance, and videotapes of advertisements shall be broadcast against the broadcast submission list signed by Party B.

5.2	Advertisements solicited by Party A to be broadcast on the contracted media resource shall comply with CCTV’s publicity objectives, viewing interests of the target audience of the relevant channels and the quality of the relevant channels. Party B shall have the right to restrict broadcast of any advertisement that conflicts with any of the above criteria above. Advertisements falling into certain industries, such as liquor, tobacco, medicine, medical institutions, medical instruments, pesticide, TV shopping and investment solicitation, shall be published in accordance with the Advertising Law of the PRC and applicable regulations of Party B.

5.3	Where due to restrictions under relevant PRC policies or Party B’s advertising sales policies, Party A cannot obtain the right to solicit or broadcast liquor advertisements under this Agreement, if Party A needs to solicit liquor advertisements, it shall obtain prior written consent from Party B and such advertisements shall be in compliance with Party B’s regulations.

Article 6 Indemnification and Compensation (choose applicable clauses for specific transactions)

6.1	In view of the characteristics of the packaged media resource contracted to Party A, in case of any suspension of advertisement broadcast or the occurrence of any other abnormal circumstances with respect to the advertisement as a result of any major short-term events or publicity activities arranged by the relevant channels, Party A shall be solely responsible for resolving any issues arising therefrom within the contracted media resource and Party B will not make any compensation therefor.

6.2	In view of the characteristics of the packaged media resource contracted to Party A, Party B undertakes that it only guarantees the frequency of the advertisement broadcast within a unit time (such as one day or one programming session) and does not guarantee the time point and location of the advertisement broadcast. As long as the broadcast of an advertisement meets the agreed frequency within a unit time (such as one day or one programming session), in case of any delay in the broadcast, Party B shall not be required to make any compensation.

6.3	In case of any suspension of advertisement broadcast or the occurrence of any other abnormal circumstances with respect to the advertisement as a result of any major short-term events or publicity activities arranged by CCTV, Party B shall broadcast such advertisement at any other time as compensation in accordance with the actual status of the suspended broadcast, or return the relevant advertising fees to Party B where the compensatory broadcast is not feasible.

6.4	Party A shall, within six months as from the date of the broadcast of an advertisement, submit an application to Party B for an examination of the broadcast of such advertisement. In case Party A fails to submit such application within the above six months, it shall be deemed to have waived its rights to compensation, and as a result it will not be compensated.

6.5	In case of an error on the part of Party B, the compensation shall only be paid against a statement of the actual situation issued by the relevant program department of Party B and jointly signed by the director of such department and the director of the center administering such department.

6.6	Party A may not conduct any fraudulent business activities by representing itself as a contractor of CCTV programs, and shall be liable for any losses caused by such activities. In case of any dispute arising from the content of any advertisement that is related to copyrights, reputation rights, right of publicity or any other legal rights, any and all damages caused by such dispute shall be fully borne by Party A.

Article 8 Confidentiality

Party A shall in its conduct of normal advertising activities, strictly comply with the relevant regulations formulated by Party B. Both Parties shall keep confidential and not disclose to any third party detailed provisions of this Agreement.

Article 9 Term

9.1	This Agreement shall remain effective from to .

9.2	In case either Party intends to terminate this Agreement, it shall notify the other Party in writing of such intention 90 days in advance.

Article 10 Renewal

Upon the expiration of the contracting term hereunder, if (i) Party A has completed the tasks contracted to it hereunder, (ii) Party A has achieved the contracted target hereunder, (iii) Party A has not committed any act in violation of the spirit of this Agreement, (iv) Party A has not resulted in any loss to Party B, and (v) the Parties are happy with their cooperation hereunder, renewal of this Agreement may be considered on a priority basis on the equal terms offered to any third party; provided however that, Party A shall submit a formal application for renewal three months prior to the expiration of the contracting term.

Article 11 Default Liabilities

11.1	Each of Party A and Party B shall strictly comply with the provisions hereof. Party A’s breach of this Agreement shall entitle Party B to revoke the advertising rights granted to Party A hereunder. Similarly, Party B’s breach of this Agreement shall entitle Party A to be indemnified by Party B against economic losses sustained by Party A arising from such breach.

11.2	Any dispute arising from the performance of this Agreement shall first be resolved between the Parties through negotiations. The Parties agree that any dispute that fails to be resolved through negotiations may be referred to a court located in the place where Party B is domiciled.

Article 12 Termination

12.1	This Agreement may be terminated by mutual agreement between the Parties. In case either Party materially breaches this Agreement, the other Party may unilaterally terminate this Agreement if it determines that there is no need to further perform this Agreement.

12.2	In case of any adjustment to the broadcast time of any program due to any unforeseen cause, and thus the advertising contemplated hereunder is rendered unable to be executed in accordance with the price specified above, the Parties shall conduct friendly negotiations for a resolution and may execute a supplementary agreement to this Agreement as necessary.

Article 13

This Agreement shall be executed in six counterparts, with Party A to hold one and the remaining five to be filed with relevant departments of Party B. Each counterpart shall take effect upon being signed and sealed by both Parties.

Article 14

Any other specific matters arising from the contracted operation of the media resource shall be governed by CCTV Regulations on Administration over Contracting of Advertising Time Slots on CCTV Channels or Programs, which shall constitute an integral exhibit of this Agreement. Any matter not covered hereunder shall be resolved by the Parties through consultations and set forth in a supplementary agreement to be subsequently executed by the Parties.

Party A: Mass Media & Universal International Advertising Co., Ltd.	Party B: Advertising Department, CCTV

Signed or sealed by representative:	Signed or sealed by representative:

Dated:	Dated: